EXHIBIT 10.4

CALL OPTION AGREEMENT

20 December 2019

relating to

AEN 01 B.V.

Between

ALTERNUS ENERGY, INC.

and

[*]

THIS CALL AGREEMENT (this Agreement) is dated 20 December 2019 and made between:

(1)	Alternus Energy, Inc. a company governed by the laws of the State of Nevada, United States of America, with registered address at 112 N Curry Street, 89703 Carson City, Nevada, United States of America and registered with the Nevada Secretary of State under number E0837352006-2 (Alternus);

(2)	[*] ([*]); and

(3)	AEN 01 B.V., private limited liability company under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its registered office address at Evert van de Beekstraat 104, The Base B, 1118CN Schiphol, the Netherlands, registered with the Dutch trade register under number 75068370 (the Company);

Parties (1) up to (3) are also jointly referred to as the Parties and individually as a Party;

WHEREAS:

(A)	on the same date of this Agreement, the shares in the capital of Zonnepark Rilland B.V. (Zonnepark Rilland) have been transferred from Coöperatie Unisun Energy U.A. (Unisun) to the Company (the Transaction);

(B)	as a result of the Transaction, Unisun has a receivable amounting to EUR 1.689.864,00 on Alternus which amount is not to be increased with interest (the Deferred Purchase Price);

(C)	Unisun, the Company and Alternus agreed that the Deferred Purchase Price will be paid by Alternus through a loan between Unisun and Alternus, which loan has been made available by Unisun to Alternus just prior to this Agreement in the amount of the Deferred Purchase Price (the Loan) and which Loan has been applied by Alternus towards payment of the Deferred Purchase Price, all in accordance with the loan agreement entered into between Unisun, Alternus and the Company just prior to entering into of this Agreement;

(D)	as a result of the Transaction, the Company holds 100% (hundred per cent) of the issued and outstanding share capital of Zonnepark Rilland;

(E)	the Company has an issued and outstanding share capital of EUR 1,- (one euro) divided into 100 (one hundred) shares with a nominal value of EUR 0.01 (one eurocent) each (the Call Shares);

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(F)	the Call Shares constitute 100% (hundred per cent) of the issued and outstanding share capital of the Company;

(G)	as per the date of this Agreement, Alternus holds the legal and beneficial title to 100% (hundred per cent) of the Call Shares;

(H)	Parties have agreed that [*] shall have the right to purchase, and to require Alternus to sell and transfer the Call Shares to [*] or to a Designated Transferee (as defined below), on the terms and conditions as set out in this Agreement; and

(I)	the Company shall sign this Agreement for acknowledgement and agreement to comply with its obligations under this Agreement.

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Capitalised words and expressions used in this Agreement have the meaning set out below.

	Affiliate	means (i) in relation to any person other than a natural person, any person which is Controlled by, Controls or is under common Control with, such person, (ii) in relation to a natural person, his first- and second-degree relatives (whether by blood or marriage) and any person of which he or his first- or second-degree relatives have Control, in each case from time to time, and (iii) in relation to [*] any funds Controlled by [*] and the persons managing or advising such funds;

	Agreement	has the meaning given in the introduction of this Agreement;

	Alternus	has the meaning given in the introduction of this Agreement;

	Business Day	means a day (other than a Saturday, a Sunday or a public holiday) on which banks are open for business in the Netherlands and France;

	Call Option Completion	has the meaning given in Clause 3.1.1;

	Call Option	has the meaning given in Clause 2.1;

	Call Option Exercise Notice	has the meaning given in Clause 2.1.4;

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Call Shares	has the meaning given in Recital (E);

Company	has the meaning given in the introduction of this Agreement;

Confidential Information	has the meaning given in Clause 6;

Deferred Purchase Price	has the meaning given in Recital (B);

Designated Transferee	has the meaning given in Clause 2.1;

Deed of Transfer	means the deed of transfer of the Call Shares to [*] or the Designated Transferee, as determined and provided by the Notary;

Encumbrance

means any pledge, mortgage, right of usufruct, attachment, right of retention, reservation of title, title defect (titelgebrek), leasehold interest, tenancy, easement, any right of first refusal, right of pre-emption or any other right to acquire, any arrangement concerning depositary receipts (certificering), restriction on voting or transfer, or any other third party right or security interest of any kind, or the commitment to create any of the foregoing; and Encumber shall be construed accordingly;

Governmental Entity

means any international, supranational, European Union, national, federal, regional, provincial, municipal or local body or authority exercising a legislative, judicial, executive, regulatory or self-regulatory, administrative or other governmental function and with jurisdiction in respect of the relevant matter;

Law

means, with respect to the relevant subject matter or person, all applicable legislation, regulations, rules, directives, statutes, judgements, decrees and other legislative measures or decisions having the force of law, as well as treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity, and all other laws of, or having effect in, any jurisdiction from time to time;

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Loan	has the meaning given in Recital (C);

Loan Amount	means the aggregate amount outstanding under the Loan, from time to time;

Notary	means a civil law notary (notaris) (or such notary’s substitute) in the Netherlands, as determined and appointed by [*];

Party	has the meaning given in the introduction of this Agreement;

[*]	has the meaning given in the introduction of this Agreement;

Transaction	has the meaning given in Recital (A);

Transfer Date	has the meaning given in Clause 3.1.1;

Unisun	has the meaning given in Recital (A);

Zonnepark Rilland	has the meaning given in Recital (A);

1.2	Interpretation

1.2.1	In this Agreement, unless the context requires otherwise:

	(a)	the singular includes the plural and vice versa, and each gender includes the other genders;

	(b)	except as otherwise provided in this Agreement, references to any time of day are to the time on that day in the Netherlands;

	(c)	references to Recitals, Clauses, Schedules or Annexes are to recitals, clauses, schedules or annexes of this Agreement, and references to this Agreement include the Recitals, Schedules, Annexes and other attachments to this Agreement;

	(d)	a reference to a person includes any natural person, corporate body, governmental entity or any other entity, whether or not having separate legal personality;

	(e)	references to any Dutch legal term or concept shall in any jurisdiction other than the Netherlands be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction;

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(f)	English terms to which another language translation has been added in italics shall be interpreted in accordance with such other language translation, disregarding the English term to which such other language translation relates;

(g)	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless the context clearly requires otherwise;

(h)	references to “written” or “in writing” shall mean in the form of any message transmitted and received in writing via any normal means of communication, including e-mail.

1.2.2	Headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

1.2.3	Except as otherwise provided in this Agreement, all periods of time set out in this Agreement shall start on the day following the day on which the event triggering the relevant period of time occurred. The expiration date shall be included in the period of time. If the expiration date is not a Business Day, the expiration date shall be the next Business Day.

1.2.4	No provision of this Agreement shall be interpreted against a Party solely as a result of the fact that such Party was responsible for drafting such a provision.

2	CALL OPTION

2.1	Call Option

2.1.1	Subject to Clause 2.1.4, [*] shall have the irrevocable right (i) to acquire (or to designate one or more persons (a Designated Transferee) to acquire) the Call Shares from Alternus; and (ii) to require Alternus to sell and transfer the Call Shares to [*] (or to the Designated Transferee, as the case may be) against payment of a consideration of EUR 1.689.864,00 (the Call Option).

2.1.2	The Call Option shall be binding on Alternus and its successors and assignees, including without limitation, any entity into which Alternus is merged or which results from the merger or other combination of Alternus and any other entities of any nature whatsoever.

2.1.3	Alternus hereby waives (and agrees to get the written waiver of) any rights of pre-emption and other restrictions on the transfer of the Call Shares to [*] (or to a Designated Transferee) following the exercise of the Call Option, if any.

2.1.4	The Call Option may be exercised by [*] if Alternus has not provided written evidence to [*] of payment by Alternus to Unisun of the Loan Amount in full before 1 February 2020. The Loan Amount may only be set-off by Alternus or Unisun to the extent sufficient evidence is provided to [*] that the set-off has been made against a bona-fide receivable from Alternus on Unisun.

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2.2	Call Option Exercise Notice

2.2.1	The Call Option may be exercised by [*] by written notice to Alternus (the Call Option Exercise Notice).

3	TRANSFER OF CALL SHARES

3.1	Transfer Date

3.1.1	The Parties shall procure that the transfer of the Call Shares to [*] shall be effectuated (Call Option Completion) within 10 (ten) Business Days after the Call-Option Exercise Notice having been received by Alternus, unless determined otherwise by [*] (the Transfer Date).

3.1.2	The respective obligations of the Parties to effectuate the Call Option Completion are only subject to the conditions precedent (opschortende voorwaarden) that, if applicable:

(i)	all required filings with the European Commission and/or any national competition authorities as required to effectuate the Call Option (the Competition Authorities) shall have been made; and

(ii)	all required waiting periods under the relevant competition laws shall have expired or the Competition Authorities shall have given all required approvals to the effectuation of the Call Option Completion, as the case may be.

3.1.3	Following the delivery of the Call Option Exercise Note, Parties shall as soon as reasonably possible do all such things reasonably necessary to effectuate or perfect the transfer of the Call Shares to [*] or the Designated Transferee.

3.1.4	Ultimately one (1) Business Day prior to the Transfer Date, Parties shall delivery to the Notary all signatures, powers of attorney or other (signed) documents that the Notary requests to be delivered to him to execute the Deed of Transfer and all Parties shall instruct the Notary to execute the Deed of Transfer on the Transfer Date, whereby Alternus shall transfer to [*] or the Designated Transferee the Call Shares free and clear of any Encumbrances.

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3.2	Payment

3.2.1	One (1) Business Day after the Transfer Date, [*] shall pay the Loan Amount to Alternus.

3.3	Penalty

In the event of a breach by Alternus of its obligations under Clause 3.1, Alternus shall at [*]’s first request, immediately pay an amount equal to EUR 888,- per day, without prejudice to any other rights or remedies that may be available to [*] and/or the Company, including a claim for damages.

4	COVENANTS

Except as (i) otherwise provided in this Agreement, (ii) required by Law, or (iii) approved in advance in writing by [*], Alternus shall from the date of this Agreement until the Transfer Date procure that:

(a)	the Company and Zonnepark Rilland shall carry on its business as a going concern, in the ordinary course

(b)	the Company and Zonnepark Rilland shall not enter into any agreements, incurring any borrowings or liabilities;

(c)	no Call Shares are sold, transferred, otherwise disposed of, or Encumbered, and that no profit instruments relating to, or shares or options for shares or any other debt or equity securities in the capital of the Company are granted or issued;

(d)	no shares in Zonnepark Rilland are sold, transferred, otherwise disposed of, or Encumbered, and that no profit instruments relating to, or shares or options for shares or any other debt or equity securities in the capital of Zonnepark Rilland are granted or issued;

(e)	no option or right to acquire the Call Shares or the shares in Zonnepark Rilland will be granted or allowed to be granted; and

(f)	no agreements or commitments will be made or shareholders’ or board resolution (or equivalent resolution) relating to the Company will be passed (whether at or outside of any general meeting) to the extent the same would result in a breach of (a) through (e).

5	WARRANTIES

5.1	Alternus warranties

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5.1.1	Alternus hereby represents and warrants to [*] that each of the following statements is true and accurate at the date of signing of this Agreement and at the Call Option Completion:

(i)	Alternus is a company duly incorporated and validly existing under the laws of the State of Nevada, United States of America and has full power and capacity and has taken all necessary action to authorise it, to enter into and fulfil its obligations under this Agreement and each document to be executed by Alternus for the purposes hereof and this Agreement constitutes, and each ancillary document will, when executed, constitute legally valid and binding obligations on Alternus, enforceable in accordance with the terms thereof;

(ii)	Alternus is the sole legal and beneficial owner of the Call Shares, free and clear of any Encumbrances and with full right and capacity to sell and transfer the Call Shares;

(iii)	the Company is the sole legal and beneficial owner of 100% of the shares in the Company, free and clear of any Encumbrances other than a right of pledge in favour of the Coöperatieve Rabobank U.A.;

(iv)	the Call Shares comprise all shares in the Company; and

(v)	other than the Call Option as set out in this Agreement, there is no (i) agreement, commitment or instrument of any kind, obligating Alternus or any of its affiliated entities, to create or give an Encumbrance on the Call Shares or the shares in Zonnepark Rilland other than a right of pledge in favour of the Coöperatieve Rabobank U.A. and no person has claimed to be entitled to any of the foregoing, and (ii) profit instrument relating to, or shares or options for shares or any other debt or equity securities in the capital of the Company or Zonnepark Rilland.

5.2	[*] warranties

5.2.1	[*] hereby represents and warrants to Alternus that the following statement is true and accurate at the date of signing of this Agreement and at the Call Option Completion:

(I)	[*]	or the Designated Transferee is a company duly incorporated and validly existing under the laws of its jurisdiction and has full power and capacity and has taken all necessary action to authorise it, to enter into and fulfil its obligations under this Agreement and each document to be executed by [*] or the Designated Transferee for the purposes hereof and this Agreement constitutes, and each ancillary document will, when executed, constitute legally valid and binding obligations on [*] or the Designated Transferee, enforceable in accordance with the terms thereof.

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6	CONFIDENTIALITY AND ANNOUNCEMENTS

6.1	Confidential Information

6.1.1	Subject to Clause 6.2, each Party shall, and shall procure that its representatives and each other person to whom it discloses Confidential Information or to whom Confidential Information is disclosed at its request, shall keep confidential and not disclose or make available to anyone:

(a)	the existence or contents of the Call Option;

(b)	the subject matter or process of negotiations or any disputes between the Parties in connection with the Call Option and any transactions contemplated by this Agreement; or

(c)	in case of Alternus, any information of a secret, confidential or commercially sensitive nature received or held by Alternus or any of its representatives which relates to the Company or Zonnepark Rilland,

(together, the Confidential Information),

unless and to the extent the Confidential Information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by that Party, in which case such information shall no longer be deemed to form part of the Confidential Information.

6.2	Permitted disclosures of Confidential Information

6.2.1	A Party may disclose Confidential Information only:

(a)	with the prior written approval of the other Party (which shall not be unreasonably withheld);

(b)	to the extent required by Law or pursuant to an order of a Governmental Entity;

(c)	to the extent required for the purposes of fulfilling its obligations under this Agreement or any ancillary documents;

(d)	to the extent reasonably required to conduct the defence of a claim or to enforce any rights or to exercise any remedies under this Agreement or any ancillary documents;

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(e)	to a Designated Transferee;

(f)	to that Party’s representatives or Affiliates, but only to the extent necessary and provided that before any such disclosure is made, the person to whom such disclosure will be made is informed of the terms of this Clause 6 and instructed to adhere to those terms as if such person were bound by them;

provided that if a Party is required by Law or pursuant to an order of a Governmental Entity to disclose any Confidential Information, it shall promptly and if reasonably possible and lawful before disclosure occurs notify the other Party. The Party required to disclose Confidential Information shall, if reasonably possible and lawful, co-operate with the other Party with regard to the timing and content of such disclosure, or any action which the other Party may reasonably elect to challenge such requirement.

6.3	Announcements

6.3.1	No announcement or press release regarding the Call Option or any other transaction contemplated by this Agreement or any element thereof shall be made or issued other than with the prior written approval of each of the Parties. This shall not affect any announcement required by Law (including the regulations of any relevant stock exchange as applicable to either Party), provided that the Party with an obligation to issue an announcement shall as soon as reasonably possible and if reasonably possible and lawful before disclosure occurs notify the other Party. The Party with an obligation to make or making an announcement shall, if reasonably possible and lawful, co-operate with the other Party with regard to the timing and content of such announcement, or any action which the other Party may reasonably elect, to challenge such requirement.

7	TERMINATION

7.1	Events of termination

7.1.1	This Agreement may be terminated:

(a)	at any time by mutual agreement between the Parties with immediate effect; or

(b)	by Alternus if Alternus provides sufficient evidence to [*] of payment by Alternus to Unisun of the Loan Amount in full before 1 February 2020.

7.2	Consequences of termination

7.2.1	Termination of this Agreement shall not affect the accrued rights and obligations of the Parties at that time, nor the continued validity of the provisions of Clauses 1 (Definitions and interpretation) and 6 (Confidentiality and announcements), this Clause 7 (Termination), and Clauses 9 (Costs and expenses), 10 (Entire agreement), 11 (Assignment), 12 (Remedies), 13 (Waiver and variation), 14 (No Third Party beneficiaries), 15 (Severability), 16 (Notices), 17 (Governing law and jurisdiction), and 18 (Counterparts).

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7.2.2	To the extent any of the obligations under this Agreement were performed prior to termination of this Agreement, the Parties shall reverse any performance already received.

8	FURTHER ASSURANCES

Each Party shall, at its own cost and expense, execute such documents and do such things, or procure (as far as it is reasonably able) that another person executes such documents and does such things, as the other Party may from time to time reasonably require in order to give full effect to, and give each Party the full benefit of, this Agreement.

9	COSTS AND EXPENSES

9.1.1	Except as otherwise provided in this Agreement, each Party shall pay its own costs and expenses relating to the negotiation, preparation and execution by it of this Agreement and fulfilling its obligations hereunder.

9.1.2	The costs and expenses related to all notarial documents required to give effect to the transfer of the Call Shares shall be borne by the Company, except to the extent such (additional) costs and expenses are made or incurred as a result of a breach by Alternus of its obligations under this Agreement, which costs shall be for the account of Alternus.

10	ENTIRE AGREEMENT

This Agreement represents the entire understanding, and constitutes the whole agreement, in relation to the Call Option and replaces any prior agreement including undertakings, arrangements, offer letters, understandings or statements of any nature (whether or not in writing) between the Parties with respect thereto.

11	ASSIGNMENT

The rights and obligations of a Party under this Agreement cannot be assigned, otherwise transferred (whether directly or indirectly) or Encumbered, without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or made conditional. Any purported assignment, transfer or Encumbrance in breach of this Clause shall be null and void.

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12	REMEDIES

Except as expressly otherwise provided in this Agreement, each Party hereby excludes or irrevocably waives its right to (i) rescind (ontbinden) this Agreement in whole or in part; (ii) suspend (opschorten) any of its obligations under this Agreement; and (iii) nullify (vernietigen) or amend (wijzigen) this Agreement in whole or in part.

13	WAIVER AND VARIATION

13.1.1	Except as otherwise provided in this Agreement, no omission or delay on the part of any Party in exercising any right or remedy under this Agreement or by Law shall be construed as a waiver thereof or of any other right or remedy, nor shall prejudice or impair any further exercise of such or any other right or remedy. Any single or partial exercise of any right or remedy under this Agreement or by Law shall not preclude the further or any future exercise thereof or of any other right or remedy.

13.1.2	A waiver of any right or remedy under this Agreement shall only be effective if given in writing and executed by or on behalf of the Party giving the waiver, and shall not be deemed a waiver of any right or remedy in respect of any subsequent breach or default.

13.1.3	An amendment of or supplement to this Agreement shall only be valid if it is in writing and duly signed by or on behalf of the Parties.

14	NO THIRD PARTY BENEFICIARIES

This Agreement is concluded for the benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement is intended to or implicitly confers upon any other person any right, benefit or remedy of any nature whatsoever, except to the extent explicitly stated in this Agreement. In the event that any Third Party stipulation contained in this Agreement is accepted by any Third Party, such Third Party will not become a party to this Agreement.

15	SEVERABILITY

If any provision of this Agreement, or the application thereof to any Party or circumstance, is held to be illegal, invalid or unenforceable in whole or in part under any Law, then such provision shall to that extent be deemed not to form part of this Agreement and, to the extent reasonably possible, replaced by the Parties with a legal, valid and enforceable provision that, seen in the context of this Agreement as a whole, achieves as closely as possible the intention of the Parties under this Agreement, without affecting the legality, validity and enforceability of the remainder of this Agreement.

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16	NOTICES

16.1.1	Any notice or other formal communication given under this Agreement must be in writing (which includes email) and may be delivered in person, or sent by post or email to the party to be served at the following address:

	(i)	to [*] at:

[*] Address: Attention: Tel: Email: with a copy to

	(ii)	to Alternus at:

Alternus Energy Inc. Address: One World Trade Center, Suite 8500, New York, NY 10007 Attention: Vincent Browne Tel: +1 913 815 1557 Email: vb@alternusenergy.com with a copy to td@alternusenergy.com,

or at such other address or email address as it may notify to the other Parties under this clause. Any notice or other document sent by post shall be sent by recorded delivery post (aangetekende post met ontvangstbevestiging) (if the place of destination is the same as the country of origin) or by overnight courier (if the destination is elsewhere).

16.1.2	Any notice shall be delivered by hand or courier, or sent by registered post or email, and shall be deemed to have been received:

(a)	in the case of delivery by hand or courier service, at the time of delivery;

(b)	in the case of registered post, on the 3rd (third) Business Day following the date of posting;

(c)	in the case of email, on the date and time transmitted, as evidenced by confirmation of delivery by a delivery receipt.

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16.1.3	Any notice not received on a Business Day or received after 17:00 on any Business Day in the place of receipt shall be deemed to be received at the start of the following Business Day in the place of receipt.

16.1.4	For purposes of any dispute under this Agreement, Alternus has irrevocably chosen domicile in the Netherlands to serve process in the Netherlands and to deliver any documents relating to dispute resolution at Concertgebouwplein 20, 1071 LN Amsterdam, the Netherlands, marked for the attention of Mr. Marc Rijkaart van Cappellen.

17	GOVERNING LAW AND JURISDICTION

17.1.1	This Agreement (including the provisions of Clause 17.1.2 and 17.1.3) and any non- contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with the laws of the Netherlands.

17.1.2	Except as expressly otherwise provided in this Agreement, any disputes arising out of or in connection with this Agreement, including regarding the existence or validity of this Agreement, including this Clause 17.1.2, and any non-contractual obligations arising out of or in connection with this Agreement, are subject to the exclusive jurisdiction of the competent court in Rotterdam, the Netherlands, without prejudice to the right of appeal and appeal to the Supreme Court.

17.1.3	Nothing prevents a Party from requesting interim or protective measures from the relevant courts.

17.1.4	This Clause 17 shall also apply to disputes arising out of or in connection with agreements which are connected with this Agreement, unless the relevant agreement expressly provides otherwise.

18	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

[signature page to follow]

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SIGNATURE PAGES

Altemus

Signed for and on behalf of ALTERNUS ENERGY INC. by,

/s/ Vincent Browne
Name:
Title:

[*] Signed for and on behalf of [*] by,

By: [*]
Name:
Title: President

Company Signed for and on behalf of AEN 01 B.V. by,

/s/ Vincent Browne
Name: Vincent Browne
Title: Director

- Call Option Agreement -

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